Exhibit 10.11

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

License and Royalty Agreement

This License and Royalty Agreement (this “Agreement”) is entered into as of September 28, 2018 (the “Effective Date”) by and among PerkinElmer Health Sciences, Inc., a Delaware corporation (“PHS”), Cambridge Research & Instrumentation, Inc., a Delaware corporation (“CRI”) and VisEn Medical Inc., a Delaware corporation (“VisEn” and, together with PHS and CRI, “Licensor”), and Akoya Biosciences, Inc., a Delaware corporation (“Licensee”). PHS, CRI, VisEn and Licensee are each referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Licensor and their Affiliates, among other things, are engaged in the business of developing, manufacturing, marketing and selling quantitative pathology reagents, instruments, software and contract services for detecting biomarkers and/or structural features in non-blood ex vivo tissue samples using microscopic multiplexed imaging and instruments equipped with a liquid crystal tunable filter (the “QPS Business”).

WHEREAS, Licensor is the owner of the entire right, title, and interest in and has the right to license to Licensee the Licensed Patents (as defined below) and Licensed Know-How (as defined below); and

WHEREAS, Licensee wishes to practice the Licensed Patents and Licensed Know-How in the Field of Use (as defined below) in the Territory (as defined below) in connection with developing, manufacturing, marketing, importing, using and selling QPS Products and Services (as defined below) and Licensor is willing to grant to Licensee a license to and under the Licensed Patents and Licensed Know-How on the terms and conditions set out in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate or Affiliated” with respect to any specified Person, means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person. “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, by contract or otherwise.

“Annual Period” means each annual period commencing on January 1 and ending on December 31 during the Royalty Term, provided that the first annual period shall commence on the Effective Date and end on December 31, 2018.

“Change of Control” means (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) by means of a transaction or series of related transactions, of (a) beneficial ownership (within meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the (x) outstanding shares of common stock of a Party or (y) combined voting power of outstanding voting securities entitled to vote generally in the election of directors of a Party or (b) all, or substantially all, of the assets of a Party; or (ii) any consolidation or merger of a Party or any direct or indirect subsidiary of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are beneficial owners of voting equity securities of a Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) beneficially own (by virtue of the retention, exchange or conversion of their equity securities in a Party) fifty percent (50%) or less of the then-outstanding shares of common stock and combined voting power of then-outstanding voting securities entitled to vote generally in the election of directors of the surviving entity or any parent thereof immediately after such consolidation, merger or reorganization.

“Cover”, “Covered” or “Covering” means, with respect to a particular QPS Product and a particular Licensed Patent, that, but for rights granted hereunder, the making, using, importing or selling of such QPS Product would infringe a Valid Claim in such Licensed Patent.

“Excluded Licensee Products and Services” means the products and services (i) being developed, marketed and/or sold by Licensee and/or its Affiliates prior to the Effective Date and any improvements made thereto during the Royalty Term (excluding any improvements Covered by a Licensed Patent) or (ii) acquired by Licensee or its Affiliates from a Third Party after the Effective Date (excluding any products or services covered by any Licensor Improvement Patent) and any improvements made thereto during the Royalty Term (excluding any improvements Covered by a Licensed Patent).

“Exclusive Licensed Patent(s)” means the patents and patent applications listed in Exhibit A attached hereto together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals claiming priority to any of the foregoing.

“Field of Use” means any field other than the Licensor Field.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Body” means any federal, state, local, municipal, foreign, or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature in any jurisdiction.

“Improvement” means any modification, development or improvement that has utility: (i) for practicing the inventions of the Licensed Patents; or (ii) incorporates, uses, or is derived from any Licensed Know-How.

“Improvement Period” means the period commencing on the Effective Date and ending on the earlier of: (i) the three (3) year anniversary of the Effective Date; or (ii) a Change of Control of Licensee.

“Knowledge of Licensor” means the actual knowledge, upon reasonably inquiry, of Terry Lo, Peter Miller and Cliff Hoyt and the actual knowledge of Kevin Oliver.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other statute, law, order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Body.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor pertaining to the Licensed Patents and necessary or useful in developing, manufacturing, marketing, importing, using and selling QPS Products and Services, and any modifications, variations, derivative works, and improvements of or relating to any of the foregoing.

“Licensed Patent(s)” means the Exclusive Licensed Patents and Non-Exclusive Licensed Patents.

“Licensee Improvement Patent” means all patent applications, and all patents issuing therefrom that claim Improvements, have a filing date or were acquired by, transferred or licensed to Licensee after the Effective Date and under which Licensee has the right to grant the licenses outside the Field of Use granted hereunder.

“Licensor Field” means reagents, instruments, software and services for: (i) analysis of samples for which a majority of the cells were grown outside of an organism; (ii) analysis of samples that are, or are entirely inside, a macro organism; and (iii) non-microscopic analysis of samples that were obtained from, but are no longer inside, a living organism.

“Licensor Improvement Patent” means all patent applications, and all patents issuing therefrom that claim Improvements, have a filing date or were acquired by, transferred or licensed to Licensor after the Effective Date and under which Licensor has the right to grant the licenses inside the Field of Use granted hereunder.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Net Sales” means the gross invoice price for any QPS Products and Services sold to Third Parties by Licensee or its Sublicensees, less the sum of the following: (i) discounts allowed in amounts customary in the trade; (ii) sales, tariff duties, custom duties and use taxes directly imposed and with reference to particular sales; (iii) amounts allowed or credited on returns; and (iv) net bad debt, early payment cash discounts, and transportation and insurance costs charged to Third Parties. No deductions from Net Sales Price shall be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by Licensee or its Affiliates and on their respective payrolls, or for cost of collections. All calculations of Net Sales shall be in accordance with GAAP, consistently applied. For the avoidance of doubt, for the purposes of calculating Net Sales transfers of QPS Products and Services: (X) for end use (but not resale) by an Affiliate shall be treated as sales by Licensee at Licensee’s list price less the deductions set forth above; and (Y) for resale by a Sublicensee shall be treated as sales at the gross invoice price charged by such Sublicensee to a Third Party less the deductions set forth above.

“Non-Exclusive Licensed Patent(s)” means any and all patents and patent applications controlled by Licensor and/or its Affiliates as of the Effective Date that are necessary for or identified by Licensee as useful to the QPS Business that are not otherwise included in the Exclusive Licensed Patents, including without limitation, the patents and patent applications listed in Exhibit B attached hereto together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals claiming priority to any of the foregoing.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“QPS Products and Services” means all products and services (either in existence or in development) within the Field of Use, including without limitation all products and services of the QPS Business as operated by Licensor and its Affiliates as of the Effective Date, and any and all products and services of the QPS Business as operated by Licensee and its Sublicensees on and after the Effective Date. For the avoidance of doubt, QPS Products and Services include any and all products and services of the QPS Business and are not limited to products and services which use or pertain to the Licensed Patents and/or Licensed Know-How. Notwithstanding the foregoing, QPS Products and Services shall not include any Excluded Licensee Products and Services.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Royalty Term” means the period commencing on the Effective Date and ending on the expiration of the last Valid Claim of a Licensed Patent listed on Exhibit A or Exhibit B attached hereto.

“Sublicensee” means, with respect to any QPS Products or Services, any Licensee Affiliate or any Third Party to whom Licensee has granted a sublicense under this Agreement, but excluding any Licensee Affiliate or any Third Party acting solely as a distributor or manufacturer.

“Territory” means worldwide.

“Third Party” means any Person other than Licensor or Licensee that is not an Affiliate of Licensor or of Licensee.

“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Body of competent jurisdiction from whose judgment no appeal is allowed or timely taken; wherein “expiration” and “expire,” when referring to a Valid Claim, means any expiration, revocation, invalidation, or other termination of the Licensed Patent incorporating the Valid Claim.

2.            Grant.

2.1           Patent and Know-How License. Subject to the terms and conditions of this Agreement:

(a)        Licensor hereby grants to Licensee during the Term a perpetual, irrevocable, royalty-bearing, exclusive (subject to Section 6), nontransferable (except pursuant to an assignment made in accordance with Section 16.9) and sublicensable (through multiple tiers and only within the Field of Use), right and license under the Exclusive Licensed Patents and Licensed Know-How to make, have made, use, offer to sell, sell, and import QPS Products and Services in the Field of Use in the Territory.

(b)        Licensor hereby grants to Licensee during the Term a perpetual, irrevocable, royalty-bearing, non-exclusive, nontransferable (except pursuant to an assignment made in accordance with Section 16.9) and sublicensable (through multiple tiers and only within the Field of Use and only in conjunction with the Exclusive Licensed Patents and in further connection with developing, manufacturing, marketing, importing, using and selling QPS Products and Services), right and license under the Non-Exclusive Licensed Patents to make, have made, use, offer to sell, sell, and import QPS Products and Services in the Field of Use in the Territory. The Parties acknowledge and agree that Licensor has granted and may grant non-exclusive rights to Third Parties under the Non-Exclusive Licensed Patents.

2.2           Limited Grant. The exclusive character of the rights and licenses granted by Licensor under Section 2.1(a) are subject to Sections 5.4 and 6 and to rights retained by Licensor to practice the Exclusive Licensed Patents and use the Licensed Know-How and permit other Persons to practice the Exclusive Licensed Patents and use the Licensed Know-How, outside of the Field of Use for any purpose. Except for the rights and licenses granted by Licensor under this Section 2, this Agreement does not grant to Licensee or any other Person any right, title, or interest by implication, estoppel, or otherwise. Without limitation of the foregoing, nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title, or interest in, to, or under any Licensor patents other than Licensed Patents regardless of whether such other patents are dominant or subordinate to any Licensed Patent. All rights, titles, and interests in the Licensed Patents and Licensed Know-How not specifically and expressly granted by Licensor hereunder are hereby reserved.

3.            Improvements.

3.1           Notice of Licensor Improvements. Promptly after the filing date or, where applicable, the effective date of any assignment or transfer to Licensor, of any relevant Licensor Improvement Patent during the Improvement Period, Licensor shall provide written notice to Licensee (“Licensor Improvement Notice”) that identifies each Licensor Improvement Patent, whether such Licensor Improvement Patent relates to an Exclusive Licensed Patent or a Non-Exclusive Licensed Patent and its filing or acquisition date and includes a copy of each Licensor Improvement Patent.

3.2           License to Licensor Improvements. If Licensee wishes to include any Licensor Improvement Patent as a Licensed Patent under this Agreement, Licensee shall provide, within thirty (30) days of receipt of the Licensor Improvement Notice, written notice to Licensor specifying the particular Licensor Improvement Patents that Licensee wishes to include as a Licensed Patent. Immediately upon Licensee’s notice to Licensor, each Licensor Improvement Patent identified by Licensee in the notice will be deemed a Licensed Patent under this Agreement; provided that if such Licensor Improvement Patent relates to an Exclusive Licensed Patent then the license grant will be exclusive and otherwise in accordance with Section 2.1(a) above and if such Licensor Improvement Patent relates to a Non-Exclusive Licensed Patent then the license grant will be non-exclusive and otherwise in accordance with Section 2.1(b) above.

3.3           Notice of Licensee Improvements. From time to time, but no more frequently than once per calendar year during the Improvement Period, Licensor may submit a written request for Licensee to disclose any Licensee Improvement Patent. Within thirty (30) days of such request, License shall provide written notice to Licensor (a “Licensee Improvement Notice”) that identifies any License Improvement Patent(s) and its filing or acquisition date and includes a copy of each Improvement Patent(s).

3.4           License to Licensee Improvements. If Licensor wishes to obtain a license to any Licensee Improvement Patent disclosed to Licensor, Licensor shall provide, within thirty (30) days of receipt of the Licensee Improvement Notice, written notice to Licensee specifying the particular Licensee Improvement Patent(s) to which Licensor wishes to secure a license outside the Field of Use. Effective immediately upon receipt of Licensor’s notice, Licensee hereby grants to Licensor and its Affiliates a non-exclusive, worldwide, royalty free, perpetual license to any such Licensee Improvement Patent(s) to make and have made, use, offer to sell and sell, and import any products and processes covered by such Licensee Improvement Patent(s) outside of the Field of Use.

4.            Technology Transfer

4.1           Transfer of Know-How. Licensor shall promptly after the Effective Date, disclose the Licensed Know-How to Licensee. Without limiting the foregoing, Licensor shall disclose and deliver to Licensee all tangible embodiments of all Licensed Know-How in its possession and control that are useful or necessary to research, develop, make, use, sell, offer for sale or import the QPS Products and Services, in each case to the extent not provided to Licensee prior to the Effective Date. Licensor shall make such Licensed Know-How available in a mutually agreed upon format and where feasible in electronic form. All Licensed Know-How disclosed or required to be disclosed pursuant to this Section 4.1 shall be deemed the Confidential Information of Licensee.

4.2           Reasonable Assistance. Without limiting the foregoing, during the six (6) month period following the Effective Date, Licensor will provide reasonable assistance to Licensee or its designee in connection with understanding and using the Licensed Know-How within the scope of the license granted under Section 2. In providing Licensed Know-How under Section 4.1, Licensor shall deliver written and electronic materials to Licensee, and during the six (6) month period following the Effective Date, reasonable assistance from its professional staff for meetings, telephone calls, and other reasonable assistance as requested by Licensee to enable it to understand and use such Licensed Know-How.

5.            Royalties.

5.1           Royalty. In consideration of its license to the Licensed Patents and Licensed Know-How under this Agreement, Licensee shall pay to Licensor a running royalty in an amount equal to the following percentages of the Net Sales of any and all QPS Products and Services sold or delivered by or for Licensee (including by or through any Affiliate or Sublicensee) during the Royalty Term (the “Royalty”):

(i)            [***]% of the Net Sale Price for any and all QPS Products and Services sold or delivered from the Effective Date through December 31, 2019;

(ii)           [***]% of the Net Sale Price for any and all QPS Products and Services sold or delivered from January 1, 2020 through December 31, 2020;

(iii)          [***]% of the Net Sale Price for any and all QPS Products and Services sold or delivered from January 1, 2021 through December 31, 2024; and

(iv)          [***]% of the Net Sale Price for any and all QPS Products and Services sold or delivered from January 1, 2025 through the end of the Royalty Term.

5.2           Taxes. Licensor shall be liable for all income and other taxes (including interest) (“Taxes”) imposed on Licensor by applicable Law with respect to any payments made by Licensee to Licensor under this Section 5 or otherwise pursuant to this Agreement (“Agreement Payments”). If applicable Laws require the withholding of Taxes, (“Withholding Taxes”), Licensee shall notify Licensor of any such Withholding Taxes, pay such Withholding Taxes to the applicable Governmental Body and shall subtract the amount thereof from the Agreement Payments, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to Licensor hereunder. Licensee shall submit to Licensor appropriate proof of payment of all Withholding Taxes as well as the official receipts within a reasonable period of time. Licensee shall provide Licensor reasonable information in its possession in order to allow Licensor to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

5.3           Payment Terms and Instructions. Licensee shall pay the Royalty for each Annual Period within ninety (90) days after the end of such Annual Period (as applicable, the “Annual Payment Date”). Licensee shall make all payments in U.S. dollars by wire transfer of immediately available funds to the following bank account unless otherwise instructed in writing by Licensor:

Bank of America, N.A.

100 N. Tryon Street

Charlotte, NC 28202

Account Name: Caliper Life Sciences, Inc.

Acct #: 4427706378

ABA #: 026009593

Swift #: BOFAUS3N

5.4           Annual Payment Default. If Licensee fails to make any annual Royalty payment prior to or on the due date for such annual Royalty payment under Section 5.3 (a “Royalty Payment Default”), the license granted pursuant to Section 2.1(a) shall automatically convert to a non-exclusive license if Licensee fails to cure such Royalty Payment Default within thirty (30) days of receipt of written notice from Licensor of such Royalty Payment Default. In addition to the foregoing, in the event that a Royalty Payment Default continues for more than ninety (90) days after the date when such annual Royalty payment is due, then Licensee shall grant Licensor a security interest in the Licensed Patents to secure Licensee’s payment obligations under this Agreement upon written request of Licensor and enter into such agreements as reasonable required by Licensor to perfect such security interest.

5.5           Late Payments. In the event undisputed payments are not received by Licensor when due hereunder, Licensee shall pay to Licensor interest charges that will accrue interest until paid at a rate equal to [***] ([***]%) above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time-to-time (or the maximum allowed by Law, if less), calculated on the number of days such undisputed payment is overdue. If Licensee disputes any payment due hereunder, Licensee shall notify Licensor in writing within ten (10) days of the due date of such payment and the Parties will work in good faith to resolve any such dispute within ten (10) days of delivery of any such notice; provided that if such dispute is not resolved within such ten (10) day period then such payment shall be considered late for purposes of this Section 5.6 and each Party may exercise its rights hereunder with respect to such payment.

5.6           Royalty/Payment Statements. On or before the due date for each annual Royalty payment to Licensor pursuant to Section 5.3 during the Royalty Term, Licensee shall provide Licensor with a statement (a “Payment Statement”) showing: (i) the Net Sales for all QPS Products and Services sold by Licensee and its Sublicensees during the reporting period; and (ii) the Royalty for such Annual Period including an identification of the aggregate amount of deductions taken by Licensee in calculating the Royalty for such Annual Period. Licensee shall at all times act in good faith (including the use of GAAP, consistently applied) when calculating the Net Sales and related calculations hereunder and shall not intentionally or knowingly inappropriately or inaccurately apportion amounts invoiced for the purpose or effect of circumventing or depriving Licensor of the benefit of the definition of Net Sales and related calculations hereunder.

6.            Records and Audit. For a period of five (5) years from the payment date for any Annual Period, Licensee shall keep complete and accurate records of all sales of QPS Products and Services reasonably necessary for the calculation of the payments to be made to Licensor hereunder. Licensor, at its own expense, may at any time within five (5) years after receiving any Payment Statement from Licensee, nominate an independent Certified Public Accountant, reasonably acceptable to Licensee, (“Auditor”) who shall have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying all payments made under this Agreement. The Auditor’s report shall disclose only whether the Payment Statements are correct or incorrect and the amount of any discrepancy. Licensor shall provide to Licensee a copy of the Auditor’s audit report within sixty (60) days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, and Licensee does not dispute such report, Licensee shall pay Licensor the undisputed deficient amount plus interest on the deficient amount, as calculated pursuant to Section 5.5 (the “Deficiency Amount”), within fifteen (15) days after Licensee’s receipt of the audit report. If the Deficiency Amount is more than [***] ([***]%) of the amount set forth in the applicable Payment Statement, and Licensee does not dispute such finding, Licensee shall pay for the cost of the audit. If Licensee disputes the findings of any audit report hereunder, Licensee shall notify Licensor in writing within ten (10) days of receipt of such audit report and the Parties will work in good faith to resolve any such dispute within ten (10) days of delivery of any such notice; provided that if such dispute is not resolved within such ten (10) day period then each Party may exercise its rights under Article 15 with respect to such dispute. The license granted pursuant to Section 2.1(a) shall automatically convert to a non-exclusive license if Licensee fails to pay any undisputed Deficiency Amount (or any Deficiency Amount as finally resolved pursuant to Article 15 if Licensee disputes the findings of any audit report hereunder) within thirty (30) days of receipt of written notice from Licensor. In addition to the foregoing, in the event that Licensee fails to pay any undisputed Deficiency Amount (or any Deficiency Amount as finally resolved pursuant to Article 15 if Licensee disputes the findings of any audit report hereunder) within ninety (90) days of receipt of written notice from Licensor, then Licensee shall grant Licensor a security interest in the Licensed Patents to secure Licensee’s payment obligations under this Agreement upon written request of Licensor and enter into such agreements as reasonably required by Licensor to perfect such security interest. The Parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled upon any request by Licensor for an audit under this Section 6, and the Parties shall cooperate in taking any actions necessary to achieve this result.

7.            Patent Prosecution and Maintenance.

7.1           Responsibilities and Cooperation. Subject in each case to Section 7.2, for each patent and patent application included as a Licensed Patent, Licensor shall be responsible for, shall make all decisions concerning and bear all costs of, the preparation, filing, prosecution, and maintenance thereof, and shall notify Licensee of any material additions or material deletions and any material changes in the status of any Licensed Patent. In addition, Licensor shall be responsible for, shall make all decisions concerning and bear all costs of prosecuting or defending any inter pastes review, post-grant review, covered business method patent review, opposition, derivation, or interference proceeding in the US Patent and Trademark Office or foreign patent offices. Licensor shall use its best efforts to keep Licensee advised of the status of all material communications, actual and prospective filings or submissions regarding the Exclusive Licensed Patents, and shall use its best efforts to give Licensee copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body, and consider in good faith Licensee’s comments on the material communications, filings and submissions for the Exclusive Licensed Patents.

7.2           Abandonment. Should Licensor decide in good faith to abandon a Licensed Patent, it shall provide Licensee with written notice of such intention, whereby Licensee shall have the option to assume responsibility for the Licensed Patent, including all further costs associated therewith. Should Licensee inform Licensor in writing within thirty (30) days of receiving such notice that Licensee wishes to assume responsibility, Licensor shall assign such Licensed Patent (which Licensed Patents shall be subject to any Third Party licenses outside the Field of Use previously granted) to Licensee and thereafter such patent or patent application shall no longer be a “Licensed Patent” for purposes of this Agreement, and Licensee shall grant Licensor and its Affiliates a fully paid, royalty-free, non-exclusive license to make and have made, use, offer to sell and sell, and import any products and processes covered by such patents outside of the Field of Use.

8.            Challenges to Licensed Patents. Neither Licensee nor any of its Affiliates shall, directly or indirectly, institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable. Licensee’s failure to comply with this provision shall constitute a material breach of this Agreement. Notwithstanding the foregoing, it shall not be a breach of this Section 8; in the event that (i) Licensee or its Affiliates are an essential party in any patent interference proceeding before the United States Patent and Trademark Office, (ii) Licensee or its Affiliates, due to its status as an exclusive licensee of patents other than the Licensed Patents, are named by the licensor of such other patents as a real party in interest in such an interference, so long as Licensee or the applicable Affiliate either abstains from participation in, or acts in good faith to settle, the interference, or (iii) any assertion by Licensee or its Affiliates relating to validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by Licensor or its Affiliates or licensees or assignees asserting infringement against Licensee or its Affiliates within the Field of Use. Moreover, it shall not be a breach of this Section 8 in the event that Licensee makes arguments distinguishing the inventions claimed in patents owned or controlled by Licensee (“Licensee Patent Rights”) from those claimed in the Licensed Patents in the ordinary course of ex parte prosecution of the Licensee Patent Rights or in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration or litigation, wherein Licensee Patent Rights have been challenged.

9.            Enforcement of Licensed Patents and Licensed Know-How and Third-Party Infringement Claims.

9.1           Notice of Infringement or Third-Party Claims. If: (i) either Party believes that an Exclusive Licensed Patent or Licensed Know-How is being infringed or misappropriated by a Third Party; or (ii) if a Third Party initiates a proceeding that any Exclusive Licensed Patent is invalid or unenforceable, the Party possessing such belief or awareness of such claims shall promptly provide written notice to the other Party and provide it with all details of such infringement or proceeding, as applicable, that are known by such Party. Within ten (10) business days after receiving such notice the Parties shall discuss an appropriate plan of action, including either Party’s concerns about initiating a lawsuit or otherwise making or prosecuting a claim pursuant to Section 9.2 below.

9.2           Actions.

(a)        If any Exclusive Licensed Patent is believed to be infringed by the development, manufacture, use, offer for sale, sale or importation of a product by a Third Party solely inside the Field of Use in any country in the Territory in which there is a Licensed Patent, then, Licensee shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such patent, by counsel of its own choice. If Licensee does not take action in the prosecution, prevention, or termination of any infringement pursuant to this Section 9.2 and has not commenced negotiations with the suspected infringer for the discontinuance of said infringement within ninety (90) calendar days after receipt of notice of the existence of an infringement, then subject to obtaining Licensee’s prior written consent (which consent shall not be unreasonably withheld and shall in any event be deemed automatically given with respect to any Material Enforcement Action outside the Field of Use), Licensor may thereafter institute, prosecute, and control such action.

(b)        If any Exclusive Licensed Patent is believed to be infringed by the development, manufacture, use, offer for sale, sale or importation of a product by a Third Party solely inside the Licensor Field, or in both the Licensor Field and the Field of Use, in any country in the Territory in which there is a Licensed Patent, then, Licensor shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of such patent, by counsel of its own choice. If Licensor does not take action in the prosecution, prevention, or termination of any infringement pursuant to this Section 9.2 and has not commenced negotiations with the suspected infringer for the discontinuance of said infringement within ninety (90) calendar days after receipt of notice of the existence of an infringement, then subject to obtaining Licensor’s prior written consent (which consent shall not be unreasonably withheld and shall in any event be deemed automatically given with respect to any Material Enforcement Action inside the Field of Use), Licensee may thereafter institute, prosecute, and control such action.

9.3           Joinder; Cooperation.

(a)        If a Party having the right to enforce an Exclusive Licensed Patent pursuant to Section 9.2 above (the “Enforcing Party”) reasonably believe it is required to join the other Party (the “Non-Enforcing Party”) for standing purposes or in order for the Enforcing Party to commence or continue any such proceeding, then the Enforcing Party shall notify the Non-Enforcing Party of the same in writing. Such writing shall not be effective unless delivered after the expiration of the ten (10) business day period set forth in Section 9.1.

(b)        If within ten (10) business days after receiving such written notice, the Non-Enforcing Party does not object in writing to being joined to such proceeding, then the Enforcing Party shall have the right to join the Non-Enforcing Party, at the Enforcing Party’s expense, and the Non-Enforcing Party shall be represented in such proceeding by counsel of the Non-Enforcing Party’s choice, and the Non-Enforcing Party shall cooperate in all respects in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, subject to reimbursement by the Enforcing Party of any reasonable costs and expenses incurred on an on-going basis by such Non-Enforcing Party in providing such assistance.

(c)        If within ten (10) business days after receiving such written notice, the Non-Enforcing Party provides a written objection to being joined and its reason therefor, then the Parties shall discuss and negotiate in good faith a reasonable alternative plan of action with respect such infringing activity. If the Parties are unable to agree on an appropriate alternative plan of action, such discussions shall be promptly escalated to a senior executive officer of each Party for resolution. If (i) the senior executives are unable to agree to an alternative plan of action within twenty (20) business days after receiving the initial joinder request and (ii) the Third Party infringement would likely result in actual damages to such Enforcing Party in excess of five million US dollars ($5,000,000.00) (excluding any special damages but including any damages for lost profits or for a reasonable royalty) as reasonably estimated by the Enforcing Party (a “Material Enforcement Action”) then the Non-Enforcing Party shall (i) join such proceeding, at the Enforcing Party’s expense, and may elect to be represented in such proceeding by counsel of the Non-Enforcing Party’s choice and at the Enforcing Party’s expense; and, (ii) cooperate in all respects in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested, and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like, subject to reimbursement by the Enforcing Party of any reasonable costs and expenses incurred on an on-going basis by such Non-Enforcing Party in providing such assistance.

9.4           Recovery and Settlement. If an Enforcing Party undertakes the enforcement or defense of any Licensed Patent such Enforcing Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the Non-Enforcing Party, provided that such Enforcing Party shall not settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Non-Enforcing Party without such Non-Enforcing Party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. Any recovery, damages, or other settlement amounts derived from enforcement or defense of any Licensed Patent shall be allocated first to the Enforcing Party and the Non-Enforcing Party for reimbursement of costs and expenses incurred by such Parties in connection with such suit, action or other proceeding. The Enforcing Party and the Non-Enforcing Party shall negotiate in good faith and mutually agree with respect to the allocation of the balance of any such recovery, damages, or other settlement amounts among the Enforcing Party and the Non-Enforcing Party and agree to give due consideration with regard to whether the infringing activity was solely inside the Field of Use, solely inside the Licensor Field, or in both the Field of Use and the Licensor Field.

9.5           Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Licensee.

10.          Compliance with Laws.

10.1         Regulatory Clearance. Licensee shall, at Licensee’s expense, comply with all regulations and safety standards concerning QPS Products and Services developed, marketed and sold by or under the authority of Licensee and obtain all necessary governmental approvals for the development, manufacture, marketing, importation, sale, and use of QPS Products and Services developed, marketed and sold by or under the authority of Licensee, including any safety or clinical studies. Licensee shall have responsibility for and provide suitable warning labels, packaging, and instructions as to the use of such QPS Products and Services.

10.2         Export Compliance. Neither Licensee nor any of its Affiliates shall, directly or indirectly, export or re-export the QPS Products and Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S. Laws. Licensee shall include a provision similar in substance to this Section 10.2 in its agreements with its Sublicensees, Third Party distributors, customers, and end-users requiring that these Persons comply with all applicable U.S. Laws, including all applicable U.S. export Laws.

11.          Confidentiality.

11.1         Confidentiality Obligations. Each Party for itself and on behalf of its Affiliates and Representatives (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term: (a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 11.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who: (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 11.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 11.1. The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby. Upon any expiration or other termination of this Agreement, each Party’s obligations with respect to Confidential Information received prior to such expiration or termination shall continue for a period of three (3) years after the date of termination; provided, however, that with respect to Confidential Information comprising a trade secret of the Disclosing Party or its Affiliates, such obligations shall continue for as long as such Confidential Information qualifies as a trade secret under applicable law.

11.2         Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 11; and (b) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 11, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

11.3         Confidential Information. For purposes of this Section 11, “Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, or its Affiliates or Representatives, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and includes the terms and existence of this Agreement and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (i) the Licensed Know-How; (ii) the Disclosing Party’s other unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; (iii) all other designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (iv) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for the Receiving Party, its Affiliates, or its Representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part. Confidential Information does not include information that a Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Disclosing Party’s Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party, its Affiliates, or any of its Representatives; or (z) was received by the Receiving Party from a Third Party who was not, at the time, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information. Notwithstanding anything to the contrary herein, all Confidential Information that relates to the QPS Products and Services shall be the Confidential Information of Licensee, all Confidential Information that relates to the Licensed Patents and/or Licensed Know-How shall be the joint Confidential Information of Licensee and Licensor in accordance with each Party’s rights hereunder, and subsections (w), (x) or (z) shall not be applicable to Licensee with respect to Confidential Information that relates to the QPS Products and Services or joint Confidential Information.

12.          Representations and Warranties.

12.1         Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that as of the Effective Date: (a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of organization; (b) it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; and (d) when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

12.2         Licensor’s Representations and Warranties. Licensor represents and warrants as of the Effective Date that:

(a)        Licensor is the sole and exclusive owner of the Exclusive Licensed Patents;

(b)        Licensor has the right to grant all rights and licenses it purports to grant to Licensee with respect to the Licensed Patents;

(c)        Licensor has not granted any right or license to any Third Party relating to any of the Licensed Patents that conflicts or interferes with any of the rights or licenses granted to Licensee hereunder; and

(d)        To the Knowledge of Licensor, the Exclusive Licensed Patents are valid and enforceable and Licensor has complied with all applicable Laws and duties of candor with respect to the filing, prosecution and maintenance of the Exclusive Licensed Patents. Licensor has paid all maintenance and annuity fees with respect to the Exclusive Licensed Patents due as of the Effective Date. No dispute regarding inventorship or ownership of an Exclusive Licensed Patent has been alleged or threatened.

12.3         Licensee’s Representation and Warranties. Licensee represents and warrants that it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge of any information, that likely would: (a) invalidate or render unenforceable any claim of any Licensed Patent; (b) prove that the QPS Products and Services are not covered by any claim of any Licensed Patent; or (c) cause any claim of any Licensed Patent to fail to issue or be materially limited or restricted as compared with its currently pending scope.

12.4         Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES AND/OR THEIR AFFILIATES, LICENSOR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PATENTS, LICENSED KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES AND/OR THEIR AFFILIATES LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF ANY QPS PRODUCT OR SERVICE, OR THE PRACTICE OF THE LICENSED PATENTS AFTER THE EFFECTIVE DATE; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY LICENSOR; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

12.5         Exclusion of Special Damages. EXCEPT IN THE EVENT OF A PARTY’S (A) WILLFUL MISCONDUCT OR INTENTIONAL BREACH OR (B) GROSS NEGLIGENCE, NEITHER LICENSOR NOR LICENSEE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSEES, OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR SUBLICENSEES FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, ENHANCED, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS, REVENUES OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (1) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13, OR (2) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 11.

13.          Indemnification.

13.1         Indemnification. Each Party shall indemnify, defend, and hold harmless the other Party and its Affiliates, and each of their respective Representatives, successors, and assigns (“Indemnitees”) against all Losses arising out of or resulting from any claim, suit, action, or other proceeding brought by a Third Party that is not otherwise an Indemnitee (“Claims”) related to or arising out of or resulting from: (i) a Party’s breach of any representation, warranty, covenant, or obligation under this Agreement; (ii) the negligence or willful misconduct of a Party, its Affiliates or their respective Representatives with respect to this Agreement; or (iii) a Party’s use of the Licensed Patents or Licensed Know-How, except, in each case, to the extent any such Losses or Claims (x) result from the negligence or willful misconduct of an Indemnitee of the other Party with respect to this Agreement, (y) arise from the breach by the other Party of any representation or warranty or obligation under this Agreement or any other agreement by and between the Parties or their Affiliates and/or (z) are subject to indemnification hereunder by the other Party.

13.2         Indemnification Procedure. A Person entitled to indemnification under this Section 13 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 13.2 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within forty-five (45) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

14.          Term and Termination.

14.1         Term. This Agreement shall commence on the Effective Date and remain in force until the expiration of the Royalty Term (the “Term”). Upon expiration of the Term, Licensee’s rights and licenses with respect to the QPS Products and Services shall survive as fully-paid up, royalty-free, rights and licenses.

14.2         No Termination or Impairment. For the avoidance of doubt, no Party shall have any right to terminate this Agreement for any reason prior to the expiration of the Royalty Term. Each Party will not, by amendment of its organizational or other governing documents or through reorganization, consolidation, merger, dissolution, sale of assets or other voluntary action, avoid or seek to avoid the timely observance or performance of any of the terms of this Agreement, but will at all times in good faith perform its obligations under this Agreement.

14.3         Survival. The rights and obligations of the Parties set forth in this Section 14.3 (Survival) and Section 1 (Definitions), Section 8 (Challenges to Licensed Patents), Section 9 (Enforcement), Section 11(Confidentiality), Section 12.5 (Exclusion of Special Damages), Section 13 (Indemnification), Section 15 (Dispute Resolution), and Section 16 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which by its express terms or nature and context is intended to survive the Term of this Agreement, shall survive the Term of this Agreement.

15.          Dispute Resolution.

15.1         Agreement to Resolve Disputes. Except as otherwise specifically provided in this Agreement, the provisions of this Section 15 shall apply to any dispute, controversy or claim between the Parties arising under this Agreement, including in connection with or related to any right, duty or obligation arising hereunder or the relationship of the Parties hereunder (a “Dispute”).

15.2         Negotiated Resolution. The Parties hereby agree to act in good faith and use reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable, negotiated basis. In furtherance of the foregoing, the Parties agree to the following procedure:

(a)        At the request of any Party from time to time in a written notice to the other Parties, the Parties agree to convene a committee comprised of one or more executive officers designated by Licensor and Licensee. Such officers will meet within ten (10) Business Days of such notice and attempt in good faith to resolve the Dispute.

(b)        If the committee is unable to resolve the Dispute within fifteen (15) Business Days of its initial meeting, then any Party, by giving notice to the other Parties, may request that the Dispute be referred for resolution to the President (or similar officer) of Licensee and PHS, respectively. The Presidents shall meet within fifteen (15) Business Days thereafter and shall attempt in good faith to resolve the Dispute. The Parties agree that these dispute resolution procedures will toll the applicable statute of limitations during the time period consumed in complying with this Section 15.2.

15.3         Arbitration. Any Dispute not resolved through the procedures set forth in Section 15.2 above, shall at the request of Licensor or Licensee be determined by binding arbitration. Any arbitration to be conducted in connection with this Agreement shall be administered by the American Arbitration Association (“AAA”) in accordance with the provisions of this Section 15 and the Commercial Arbitration Rules of the AAA (the “AAA Rules”) in effect as of the commencement of the applicable arbitration proceeding, except to the extent the then-current AAA Rules are inconsistent with the provision of this Section 15.3, in which case the terms hereof shall control. Such arbitration shall be subject to the following additional provisions:

(a)        Any arbitration pursuant to this Section 15 shall be conducted in the State of Delaware, unless otherwise agreed by the Parties.

(b)        The arbitration shall be conducted by one (1) arbitrator in accordance with the AAA Rules for Expedited Procedures, which arbitrator shall be selected in accordance with the AAA Rules for Expedited Procedures, and which arbitrator shall have had at least ten years’ experience in intellectual property licensing transactions and contract disputes.

(c)        In connection with any arbitration proceeding: (i) no arbitrator shall have been employed or engaged by any Party hereto; (ii) the arbitrator shall be neutral and independent of the Parties to this Agreement; and (iii) no arbitrator shall be affiliated with any Party’s auditors.

(d)        The Parties will cooperate in the exchange of documents relevant to any Dispute. Deposition or interrogatory discovery may be conducted only by agreement of the Parties and/or if ordered by the arbitrator. In considering a request for such deposition or interrogatory discovery, the arbitrator shall take into account that the Parties are seeking to avoid protracted discovery in connection with any arbitration proceeding hereunder.

(e)        The award of the arbitrator shall be accompanied by a statement of the reasons upon which the award is based. The arbitrator shall apply law governing this Agreement in rendering his or her decision. The arbitrator shall not have the power to modify this Agreement. The arbitrator will have no authority to award punitive or other monetary damages not measured by the prevailing party’s actual damages, except as may be required by statute. The arbitrator shall not award consequential damages in any arbitration initiated herein. The fees and costs of the arbitrator shall be borne equally by the Parties. Each Party will be responsible for its own attorney’s fees and other costs and expenses, provided that the arbitrator shall be permitted to award the prevailing Party the payment of its reasonable attorneys’ fees and court costs from the non-prevailing Party. The decision of the arbitrator shall be binding on the Parties and judgment thereon may be entered in any court, whether federal or state, having jurisdiction over the Parties.

15.4         Limited Court Actions. Notwithstanding anything herein to the contrary, a Party shall have the right to initiate a suit, action or other proceeding to (i) toll any statute of limitations or (ii) seek injunctive relief or other equitable remedy if, in such Party’s reasonable discretion, such suit, action or other proceeding is deemed necessary to avoid irreparable damage or preserve the status quo. The institution of any suit, action or other proceeding in accordance with this Section 15.4 does not excuse the Party’s obligation to participate in good faith in the other dispute procedures in this Section 15.

16.          Miscellaneous.

16.1         Force Majeure. No Party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, except for Licensee’s payment obligations, where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, or any other circumstances or causes beyond such Party’s reasonable control.

16.2         Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense of the other Parties, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

16.3         Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and no Party shall have authority to contract for or bind the other Parties in any manner whatsoever.

16.4         No Public Statements. No Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use any other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Parties. Notwithstanding the foregoing, Licensor and its Affiliates shall have the right to make such disclosure as it deems necessary or advisable under applicable securities laws, in which event Licensor shall provide Licensee with a copy of such disclosure.

16.5         Notices. All notices, consents, waivers and deliveries under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (against receipt); (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested); or (iii) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses for each Party set forth below (or to such other addresses as a Party may hereafter designate by similar notice in accordance with this Section 16.5 to the other Party); provided, that, if a Party refuses to accept delivery, such notice, consent, waiver or other communication shall be deemed to have been given on the date of such refusal of delivery:

If to Licensor:

PerkinElmer Health Sciences, Inc.

do PerkinElmer, Inc.

940 Winter Street

Waltham, MA 02451

Attention: General Counsel

with a copy to:

Nelson Mullins Riley & Scarborough LLP

One Post Office Square

Boston, MA 02109

Attention: Brian T. Moore

If to Licensee:

Akoya Biosciences, Inc.

1505 O’Brien Drive, Suite A-1

Menlo Park, CA 94025

Attention: Brian McKelligon

with a copy to:

Telegraph Hill Partners

360 Post Street, Suite 601

San Francisco, CA 94108

Attention: Robert G. Shepler

and:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: John F. Seegal, Esq.

16.6         Interpretation. For purposes of this Agreement: (i) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits refer to the Sections of and Exhibits attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

16.7         Headings. The captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation.

16.8         Entire Agreement. This Agreement, together with all Exhibits and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

16.9         Assignment. Except as provided in this Section 16.9, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the prior written consent of the other Parties; provided, however, that, with prior written notice but without such consent, a Party may assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its assets related to the QPS Products and Services that are the subject matter of this Agreement (including in the case of Licensor a transfer or sale of all or substantially all of the Exclusive Licensed Patents), (b) to an Affiliate, or (c) or in the event of a Change of Control of such Party. Any attempted assignment or transfer not in accordance with this Section 16.9 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. This Agreement is binding upon the permitted successors and assigns of the Parties.

16.10       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

16.11       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof., nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.12       Construction. The Parties have participated jointly in the drafting of this Agreement, and each Party was represented by counsel in the negotiation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

16.13      Severability. Any term of this Agreement which would be invalid or unenforceable as written shall be deemed limited in scope and/or duration to the extent necessary to render it enforceable. The determination of any court that any provision is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction.

16.14       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

16.15       Consent to Jurisdiction. Subject to Section 15 above, any suit, action or other proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware and, by execution and delivery of this Agreement, each Party: (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or other proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

16.16       Equitable Relief. Each Party acknowledges that a breach by any other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

16.17       Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding, including under Section 15 above, is instituted or commenced by any Party hereto against the other Parties arising out of or related to this Agreement, the prevailing Parties shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Parties.

16.18       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto may be delivered by facsimile or by electronic transmission in .PDF or .TIF format which shall be deemed originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

PerkinElmer Health Sciences, Inc.			Cambridge Research & Instrumentation, Inc.

By:	/s/ Joel S. Goldberg		By:	/s/ Joel S. Goldberg
	Name:	Joel S. Goldberg		Name:	Joel S. Goldberg
	Title:	President		Title:	Vice President

VisEn Medical Inc.

By:	/s/ John L. Healy
	Name:	John L. Healy
	Title:	Secretary and Vice President

Akoya Biosciences, Inc.

By:
Name:
Title:

[Signature Page to License and Royalty Agreement]

Exhibit A

Exclusive Licensed Patents

Cambridge Research & Instrumentation, Inc.

[***]

[***]

[***]

[***][***][***][***][***][***][***][***][***][***][***][***][***][***][***]

Exhibit B

Non-Exclusive Licensed Patents

[***][***][***][***][***][***][***][***][***]